TAMPA, Fla., March 12, 2015 /PRNewswire/ -- Oxis Biotech, Inc. (OXIS), a wholly owned subsidiary of Oxis International, Inc. [OTC: OXIS] and [Euronext Paris: OXI.PA] announced today the execution of a definitive licensing and development agreement with MultiCell Immunotherapeutics, Inc. (MCIT) concerning the development of certain antibody-drug conjugates (ADCs).  These ADCs are thought to be useful for the treatment of triple-negative breast cancer, and multiple myeloma and associated osteolytic lesions which are significant unmet medical needs.

Under the terms of the agreement, MCIT will develop three ADC product candidates which contain OXIS' lead drug candidates OXS-2175 and OXS-4235.  OXIS paid MCIT a license fee of $500,000 and will reimburse MCIT up to $1.125 million for its development costs to make the three ADCs exclusively licensed to OXIS.  Assuming all clinical development milestones are achieved and manufacturing rights to the three ADCs purchased, OXIS will pay MCIT an additional sum of $22.75 million and pay a royalty of 3% of net yearly worldwide sales upon marketing approval of the ADCs.

MCIT's proprietary ADC platform technology is based on unique multivalent, cleavable linkers that allow tethered drugs to be released intracellularly or extracellularly upon binding of the antibody to the target cell.  Additionally, the MCIT linkers are designed to attach multiple drugs per targeting antibody, and to release the drugs in their original form without modification of the drug.

According to the American Cancer Society1 there were approximately 231,840 new cases of invasive breast cancer last year in the USA and 40,290 deaths from breast cancer during the same period.  Women represent 99% of all breast cancer patients.  Breast cancer is treated by various combinations of surgery, radiation therapy, chemotherapy, and hormone therapy.  Triple-negative breast cancer (TNBC) is a type of breast cancer characterized by breast cancer cells that do not express estrogen receptors, progesterone receptors, or large amounts of HER2/neu protein.  Approximately 10% - 20% percent of invasive breast cancers are diagnosed as triple-negative breast cancers.  TNBC is more likely to affect younger people, African Americans or Hispanics, and those with a BRCA1 gene mutation.2  TNBC is insensitive to many of the most effective therapies available for the treatment of breast cancer including the HER2-directed therapy Herceptin® (trastuzumab), and endocrine therapies such as tamoxifen or the aromatase inhibitors.  The relapse and survival rates of TNBC patients are shorter than for patients with other types of breast cancer.

Multiple myeloma is a type of cancer that forms in white blood cells, and affects about 26,850 people annually in the USA causing about 11,240 deaths per year.3  Multiple myeloma causes cancer cells to accumulate in the bone marrow, where they crowd out healthy blood cells.  Multiple myeloma is also characterized by destructive lytic bone lesions (rounded, punched-out areas of bone), diffuse osteoporosis, bone pain, and the production of abnormal proteins which accumulate in the urine.  Anemia is also present in most multiple myeloma patients at the time of diagnosis and during follow-up.  Anemia in multiple myeloma is multifactorial, and is secondary to bone marrow replacement by malignant plasma cells, chronic inflammation, relative erythropoietin deficiency, and vitamin deficiency.  Plasma cell leukemia, a condition in which plasma cells comprise greater than 20% of peripheral leukocytes, is typically a terminal stage of multiple myeloma and is associated with short survival.

"We were pleased to add this new technology to our portfolio. Antibody-Drug Conjugates are the wave of the future. This significant technology allows us to leverage our existing platform technologies (Multiple Myeloma OXS-4235 and Triple-Negative Breast Cancer OXS-2175) as targeted therapies which can increase better yield and efficacy as we progress our therapies through the FDA approval process," said Oxis CEO Anthony Cataldo.

About Oxis Biotech, Inc.

Oxis Biotech develops innovative drugs focused on the treatment of cancer and other unmet medical needs.  OXIS' lead drug candidate, OXS-2175, is a small molecule therapeutic candidate targeting the treatment of triple-negative breast cancer.  In in vitro and in vivomodels of TNBC, OXS-2175 demonstrated the ability to inhibit metastasis.  OXIS' lead drug candidate, OXS-4235, also a small molecule therapeutic candidate targets the treatment of multiple myeloma and associated osteolytic lesions.  In in vitro and in vivomodels of multiple myeloma and osteoporosis, OXS-4235 demonstrated the ability to kill multiple myeloma cells, and decrease osteolytic lesions in bone.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially.  Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results.  Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

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